EXHIBIT 10.4

Compensatory Arrangement for Thomas W. Bishop

On September 9, 2010, URS Corporation’s Compensation Committee authorized a temporary cost of living allowance of $6,000 per month for Thomas W. Bishop to compensate for the higher cost of living in London, United Kingdom compared to Mr. Bishop’s United States residence, effective as of August 19, 2010 and to be paid until Mr. Bishop’s assignment in London, United Kingdom is terminated.

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